                                                                   EXHIBIT 99.1


Contacts:  Larry Forman                          Joel G. Katz
           Vice President, Business Development  Vice President, Finance
           Harbinger Corporation                 Harbinger Corporation
           Phone:   404-467-3295                 Phone: 404-467-3011
           E-mail:  lforman@harbinger.com        E-mail: jkatz@harbinger.com
           Internet: www.harbinger.com



For Immediate Release...

                HARBINGER CORPORATION AND SUPPLYTECH, INC. MERGE
    --Combined Company Becomes #2 North American Electronic Commerce Company

     ATLANTA, GA--(6 January 1997)-Harbinger Corporation (NASDAQ: HRBC) announced today that it has combined with SupplyTech, Inc., an Ann Arbor, Michigan-based supplier of EDI software and services, in a merger transaction effective January 3, 1997.

     Harbinger will issue 1.6 million new shares of Harbinger common stock in exchange for 100% of the stock of privately-held SupplyTech. Harbinger Corporation will then have 13.5 million shares outstanding on a fully diluted basis. At Friday's closing price of $27.625 per share, the value of this transaction is approximately $44M. The transaction will be accounted for as a pooling of interests. Harbinger expects a $7.5-10M first quarter 1997 charge for acquisition-related expenses related to this transaction, but expects that the transaction will be accretive to earnings in 1997, exclusive of the charge. SupplyTech will operate as a division of Harbinger. On a proforma basis, the combined companies are projected to have more than $60M in revenue for the year ending December 31, 1996, elevating Harbinger's position to the second largest independent supplier of standards-based electronic commerce software and services in North America.

     C. Tycho Howle, Chairman and CEO of Harbinger, and Ted Annis, co-founder and CEO of SupplyTech, who will assume the responsibility of President of the new division to be known as Harbinger Ann Arbor, expressed their enthusiasm for the combination of the two companies. "Harbinger is pleased to have SupplyTech, a pioneer in EDI software, join forces with us," said Howle. "The potential synergies from this combination reside in four major areas: geographic coverage, vertical markets, technology and personnel. Turning first to geographic coverage, SupplyTech's subsidiaries in the UK and Italy broaden the European presence Harbinger has established with our operations in The Netherlands and Germany, and significantly increases our support capabilities and product distribution in the European community. Secondly, SupplyTech has significant resources in Mexico where Harbinger has a very small presence. In terms of new vertical market coverage, SupplyTech adds several new industries in which Harbinger has not focused in the past: specifically automotive, aerospace, retail and heavy manufacturing. Further, the combination provides several new customer relationships in market segments in which Harbinger is strong, such as electronics, petroleum, food and beverage, financial services and government. SupplyTech will also be able to immediately offer Harbinger's UNIX and Windows NT translators to their vertical markets. They can offer their customers an integrated solution utilizing the Harbinger Value-Added Network (VAN) and/or Harbinger Internet Value-Added
Server (IVAS) for connecting to their trading partners," said Howle.

     Howle added, "In addition, as a larger entity we will benefit from increased operating leverage in R&D, support, and professional services. Harbinger has grown revenue at more than a 50% compound annual rate for the last seven years, and at annual rates of approximately 70% and 80% (estimated) during 1995 and 1996, respectively. It's difficult to find the numbers of knowledgeable people required to service these growth rates. SupplyTech brings us a core team of over 200 talented, capable people with many years of collective industry experience. I'm confident that the SupplyTech team will play a major role in our continued growth and make significant contributions to our progress across all fronts."

     "Harbinger and SupplyTech together are a powerful presence in the EDI/EC industry," said Ted Annis. "The combined company becomes the major supplier of EDI software for personal computers in the world with more than 30,000 installations and a market leading 22% unit market share in the USA for 1996 which we estimate to be over 50% greater share of market than the nearest competitor. We will also be a major supplier of EDI software in Europe for midrange platforms, one of the fastest growing market segments." SupplyTech has provided EDI solutions in Europe since 1990, when the company established offices in the UK.

     "As we went through the due diligence process," Annis continued, "we noticed that the fit between the organizations was almost uncanny. For example, SupplyTech's growing direct relationship with federal and state government agencies complements Harbinger's strong position with suppliers to those agencies. Further, we believe that we have near term sales opportunities for enterprise IVAS software in our vertical market segments that Harbinger would not likely have uncovered. We also note that Harbinger brings additional technology and access to the capital markets that can accelerate our growth in our existing vertical markets as well as some new markets internationally. All of these factors will help us to continue to protect our customers' investment in technology, and the trading relationships that they have established."

     This press release includes forward-looking statements relating to Harbinger that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. For further information about these and other factors that could affect Harbinger future results, please see the company's reports filed with the Securities and Exchange Commission, including the company's Form 10-K for the year ended December 31, 1995. Actual results may differ materially from management expectations.

     Measured by individual customer count, Harbinger Corporation is one of the two largest electronic commerce providers in the world, with more than 30,000 active revenue generating customers currently utilizing the company's products and services on an ongoing basis. In addition to millions of EDI transactions, over $1.5 billion in Automated Clearing House (ACH) transfers flow through the Harbinger Network each month. Since 1988, Harbinger has been dedicated to providing comprehensive electronic commerce and EDI software solutions, and its scalable translation software runs on PC's to mainframes. Harbinger is also devoted to meeting the market needs for Internet-based electronic commerce with Web-based EDI products and services.

     Harbinger's more than 650 employees offer worldwide service and support. Harbinger's corporate headquarters are located in Atlanta, Georgia, the SupplyTech division is headquartered in Ann Arbor, Michigan, and the Enterprise Solutions Division is headquartered in Dallas, Texas. The company also has operations in The Netherlands, Germany, the United Kingdom, Italy and Mexico. Additionally, Harbinger has relationships with an international network of more than 20 Value-Added-Resellers to market and support its software worldwide. For further information about this transaction, and for information on Harbinger's full line of TrustedLink products, please visit Harbinger's site on the World Wide Web at http://www.harbinger.com.

                                      ###

Harbinger and TrustedLink are trademarks of Harbinger Corporation. All other company and product names referenced herein are registered trademarks or trademarks of their respective owners.